Exhibit 21.1

Subsidiaries of Select Bancorp, Inc.

Select Bank & Trust Company, Dunn, North Carolina

(a North Carolina chartered banking corporation)

New Century Statutory Trust I *

(a Delaware Statutory Trust)

* Unconsolidated subsidiary